EXHIBIT 3

                                STATE OF NEW YORK
                              STATE OF CONNECTICUT
                               STATE OF NEW JERSEY
                          COMMONWEALTH OF PENNSYLVANIA

                                  May 20, 2004

CERTIFIED MAIL RETURN RECEIPT REQUESTED

Paul J. Evanson, President, Chairman and Chief Executive Officer
Allegheny Energy, Inc.
800 Cabin Hill Dr.
Greensburg, PA 15601

Paul J. Evanson, President, Chairman and Chief Executive Officer
Allegheny Energy, Inc.
Hagerstown Corporate Center
10435 Downsville Pike
Hagerstown, Maryland, 21740-1766

David C. Benson, President
Allegheny Energy Supply Company, LLC
800 Cabin Hill Dr.
Greensburg, PA 15601

Paul J. Evanson, President, Chairman and Chief Executive Officer
Monongahela Power Co.
1310 Fairmont Avenue
Fairmont, W.Va. 26554

Paul J. Evanson, President, Chairman and Chief Executive Officer
West Penn Power Company
800 Cabin Hill Dr.
Greensburg, PA 15601

     RE:  Notice of Intent to Sue Pursuant to Clean Air Act ss.7604

Dear Sirs:

     As explained in more detail below, an investigation that we have undertaken has revealed that Allegheny Energy, Inc., the parent of Allegheny Energy Supply Co., LLP, Monongahela Paul J. Evanson Power Company, and West Penn Power Company (collectively, the "companies"), modified several power plants in violation of the Prevention of Significant Deterioration ("PSD") provisions of the Clean Air Act (the "Act"). As a result, these plants have emitted excess amounts of nitrogen oxides (NOX) and sulfur dioxide (SO2), which have damaged the environment and contributed to the endangerment of public health in downwind locations, including the States of New York, Connecticut, New Jersey and Pennsylvania (the "States").

     Therefore, pursuant to ss. 304 of the Act, 42 U.S.C. ss.7604, the States' undersigned legal representatives hereby notify the companies, on behalf of the States, of the States' intent to file suit against the companies in federal district court for violations of the Act. Specifically, we will allege that the companies, or their corporate predecessors, violated the Act by constructing, and continuing to operate, a major modification to a major stationary source without obtaining the pre-construction permits required by the PSD provisions of the West Virginia Code of State Regulations ss. 45-14-1 et seq.

Statutory Background

     The PSD program requires major sources of air pollution located in areas that meet the national ambient air quality standards ("NAAQS") to undergo pre-construction permit review prior to construction of a major modification at the source and to install more effective pollution controls. As its name indicates, Congress intended the PSD process to protect the public health and welfare from any actual or potential adverse effects that may reasonably be anticipated to occur from air pollution, or from effects of air pollution on other natural resources such as bodies of water. 42 U.S.C. ss. 7470(1).

     In enacting the PSD program, Congress also recognized that the transport of pollutants across State boundaries was a common occurrence that unfairly exposed residents of one State to adverse health effects associated with pollution originating in another State. The PSD program, thus, is intended to ensure that emissions from sources in one State will not interfere with efforts to prevent significant deterioration of air quality in another State. 42 U.S.C. ss. 7470(4). To effectuate these goals, the PSD provisions of the Act provide that any decision to allow increased air pollution in any area be made only after careful evaluation of all consequences of such a decision, including the interstate effects, and after adequate procedural opportunities for informed public participation in the decision-making process. 42 U.S.C. ss. 7470(5).

     To implement the PSD program, the United States Environmental Protection Agency ("EPA") requires major sources of air pollution to obtain pre-construction approval prior to commencing construction of a major modification. 40 C.F.R. ss. 52.21 et seq. The State of West Virginia has adopted, and EPA has approved, State regulations for implementation of the PSD program. CSR ss.45-14 et seq. Sources subject to PSD review must complete a source impact analysis and install Best Available Control Technology (BACT). 42 U.S.C. ss. 7475(a); CSR ss. 45-14-7; CSR ss. 45-14-8; CSR ss. 45-14-10. BACT is
the maximum degree of emission reduction achievable for each pollutant regulated under the Clean Air Act, taking into consideration energy, environmental and economic impacts of the emission reductions. 40 C.F.R. ss. 52.21(b)(l2); CSR ss. 45-14-2(2.9).

     In addition, the State of West Virginia has adopted regulations to implement the Title V operating permit program. CSR ss. 45-30 et seq. Any source required to have a PSD permit is required to obtain an operating permit. CSR ss. 45-30-4.1(a)(2). A source operating in violation of applicable requirements, including the PSD requirements, must include a schedule for compliance with those requirements. CSR ss. 45-30-4.3(h)(1)(C)

Description of Violations

     The information available to us indicates that the companies have undertaken major modifications without undergoing preconstruction review as required by the PSD program at the following plants: the Albright plant, located in Albright, West Virginia; the Ft. Martin plant, located in Maidsville, West Virginia; the Harrison plant located in Haywood, West Virginia; the Pleasants plant located in Willow Island, West Virginia; and the Willow Island plant also located in Willow Island, West Virginia. The specific PSD violations committed by the companies include:

     * In or around 1989, the companies undertook major modifications of the Albright plant Unit 3 including, but not necessarily limited to, replacement of the primary superheater assembly and associated outlet header, replacement of the economizer, and replacement of the secondary superheater. The information available to us indicates that the companies should have projected a net emissions increase (as defined in CSR ss. 45-14-2) in emissions of NOX and SO2 from those projects, triggering the PSD requirements.

     * The companies undertook major modifications of the Fort Martin plant including, but not necessarily limited to: (i) at Unit 1, replacement of the pendant superheater assembly and the forced draft fan wheel in or around 1996; and (ii) at Unit 2, replacement of the pulverizers in or around 1987, replacement of the superheater outlet header and reheater pendants in or around 1996, and replacement of the superheater outlet bank, commencing in or around 2001. The information available to us indicates that the companies should have projected a net emissions increase (as defined in CSR ss.45-14-2) in emissions of NOX and SO2 from those projects, triggering the PSD requirements.

     * The companies undertook major modifications of the Harrison plant including, but not necessarily limited to: (i) at Unit 1, replacement of the upper reheater tube bundles and reheater elbows, and pulverizer upgrades in or around 1996; replacement of reheater pendant tube bundles and platen superheater tube bundles commencing in or around 1998; (ii) at Unit 2, replacement of the upper reheater tube bundles in or around 1996; replacement of the platen superheater tube bundles commencing in or around 1998; and (iii) at Unit 3, replacement of the upper reheater tube bundles in or around 1996; and replacement of pendant reheater tube bundles commencing in or around 1998. The information available to us indicates that the companies should have projected a net emissions increase (as defined in CSR ss.45-14-2) in emissions of NOX and SO2 from those projects, triggering the PSD requirements.

     * The companies undertook major modifications of the Pleasants plant including, but not necessarily limited to: (i) at Unit 1, replacement of induced draft fan wheels in or around 1988; replacement of high pressure feedwater heaters in or around 1989; and replacement of the upper and lower reheater tube assemblies in or around 2000; and (ii) at Unit 2, replacement of induced draft fan wheels in or around 1987; replacement of high pressure feedwater heaters in or around 1988; and replacement of the upper and lower reheater tube assemblies in or around 2000. The information available to us indicates that the companies should have projected a net emissions increase (as defined in CSR ss.45-14-2) in emissions of NOx and SO2 from those projects, triggering the PSD requirements.

     * In or around 1998, the companies undertook major modifications of the Willow Island plant Unit 2 including, but not necessarily limited to, replacement of the secondary superheater outlet pendants and replacements of the cyclones on the boiler. The information available to us indicates that the companies should have projected a net emissions increase (as defined in CSR ss.45-14-2) in emissions of NOx and SO2 from those projects, triggering the PSD requirements.

     These modifications were subject to the pre-construction review requirements of the PSD program. However, the record indicates that the companies failed to apply for PSD permits for the modifications, and have not, to this date, installed BACT to control emissions of NOx and SO2 from the plants or complied with any other substantive requirements of PSD review. Further, the companies failed to assess the impact of the increased emissions on interstate air quality, thereby depriving both environmental regulatory agencies and the public of the opportunity to evaluate the impact of the proposed emissions on air quality in downwind states.

     The modifications described above may also constitute continuing violations of the New Source Performance Standards of the Act, 42 U.S.C. ss. 7411, and the implementing regulations at 40 CFR Part 60. In addition, the companies' continued operation of the plants after the effective date of the Title V requirements (as provided by CSR ss. 45-30 et seq.), constitutes a violation of the Title V requirements of the Act. We believe there may be additional violations at your companies' plants. We, thus, reserve the right to raise additional claims or modify the above violations upon receipt of further information from the companies.

Effect on New York, Connecticut, New Jersey and Pennsylvania

     The States on whose behalf this notice is being provided have a compelling interest in abating the violations described above because excess emissions from these plants contribute extensively to damages to public health and the environment throughout the state. The NOx emissions from these sources contribute to the formation and transport of ozone pollution. It is well documented that the release of ozone-creating pollutants in West Virginia contributes to the formation of ozone in our States. See, e.g., Finding of Significant Contribution and Rulemaking for Certain States in the Ozone Transport Assessment Group Region for Purposes of Reducing Regional Transport of Ozone, 63 Fed. Reg. 57356, et seq. (Oct. 27, 1998). Ozone contributes to many respiratory health problems, including chest pains, shortness of breath, coughing, nausea, throat irritation and increased susceptibility to respiratory infections such as asthma. The adverse health effects of ozone pollution are particularly severe in urban areas like New York City, Philadelphia, Newark and Hartford, where thousands of children suffer the debilitating effects of asthma.

     Emissions of NOX and SO2 also lead to the creation of fine nitrate and sulfate particles, which, like ozone, are emitted in West Virginia but are transported to downwind States by prevailing winds. Inhalation of fine particulate matter causes respiratory distress, cardiovascular disease and premature mortality. In urban areas, fine particulate matter actually shortens the lives of hundreds of people each year. See, National Ambient Air Quality Standards for Particulate Matter; Final Rule, 62 Fed. Reg. at 38656.

     NOX and SO2 emissions, traveling from West Virginia to New York State, also contribute to the formation of acid deposition, which has caused hundreds of lakes and ponds in the Adirondack Park to become acidic. The percentage of Adirondack lakes that are chronically acidic (a level at which many species of fish can no longer survive) now exceeds 20%. This percentage is expected to increase in years to come, unless midwestern utilities significantly reduce their emissions of NOX and SO2. See, e.g., Acid Rain Program; Nitrogen Oxides Emission Reduction Program; Final Rule, 61 Fed. Reg. at 67115 (Dec. 19, 1996). Many lakes, particularly those in the western Adirondacks, that were favored destinations of sportsmen just two generations ago are now devoid of fish. NO, emissions also cause eutrophication of New York, New Jersey and Connecticut coastal waters, such as the Long Island Sound, reducing the diversity of fish and other life in these essential waters. See, e.g.,National Acid Precipitation Assessment Program, Biennial Report to Congress: An Integrated Assessment
(1998), at 52.

     The companies' continuing violation of the PSD and nonattainment NSR requirements exacerbates the harm caused by the transport of emissions from the companies' plants. Therefore, unless the companies abate these violations, we will commence an action against the companies in federal court pursuant to 42 U.S.C. ss. 7604(a)(3) seeking injunctive relief, penalties and mitigation of the harm caused by the emissions of the companies' West Virginia plants.

     Please note that our aim is clean air, not litigation. Therefore, we are willing to discuss a settlement of this matter that would achieve our goal. In that regard, we note that the companies are in the process of installing emission controls at some of the plants identified in this letter. We would be interested in discussing a partial settlement of our claims at those plants that would provide for year round operation of the controls being installed (such as the selective catalytic reduction units being installed at the Harrison and Pleasants plants for control of NOX emissions).

     In addition to the violations we have described at your West Virginia plants, we have identified additional violations of the PSD and nonattainment New Source Review (nonattainment NSR) requirements at your Pennsylvania plants, including the following activities:

     * Armstrong plant in Adrian, Pennsylvania: In or around 1995, the companies undertook major modifications of the plant including, but not necessarily limited to: (i) at Unit 1, demolition and complete removal of the number 1 boiler with the exception of the steam drum, downcomer feeder tubes and six downcomers; and (ii) at Unit 2, replacement of all boiler components except the steam drum. The information available to us indicates that the companies should have projected a net emissions increase in emissions of NOX and SO2 from those projects, triggering the PSD and nonattainment NSR requirements.

     * Hatfields Ferry plant in Masontown, Pennsylvania: The companies undertook the following major modifications of the plant including, but not necessarily limited to: (i) at Unit 1, replacement of the secondary superheater outlet header in or around 1996 and replacement of lower slope panels in or around 1997; (ii) at Unit 2, replacement of reheater pendants and roof tubes in or around 1993; replacement of the secondary superheater outlet header in or around 1996; and replacement of lower slope panels in or around 1999; and (iii) at Unit 3, replacement of the secondary superheater outlet header and ash hopper tube panels in or around 1996. The information available to us indicates that the companies should have projected a net emissions increase in emissions of NOX and/or SO2 from those projects, triggering the PSD and nonattainment NSR requirements.

     * Mitchell plant in Courtney, Pennsylvania: Our investigation indicates that the companies may have violated the PSD and nonattainment NSR requirements in or around 1996, when they replaced the ash hopper tube panels and the feedwater heaters. Our investigation into these activities is continuing.

     Pursuant to a letter dated April 23, 2004, the Pennsylvania Department of Environmental Protection (DEP) contacted you regarding violations at your Pennsylvania plants. Accordingly, we will postpone any legal action regarding those violations at this time. However, in the event that you do not reach an agreement with DEP that includes a schedule for compliance at the Units described above, we reserve the right to commence a lawsuit against the companies to obtain full compliance.

                                  Conclusion

     If you are interested in discussing settlement of our claims regarding your West Virginia plants, we urge you to contact us as soon as possible and be prepared to provide a proposal. You can contact New York Assistant Attorney General Jared Snyder at (518) 474-8010.

                                     Sincerely,

                                     ELIOT SPITZER
                                     ATTORNEY GENERAL OF THE STATE OF NEW YORK


                                  By: ________________________
                                      J. Jared Snyder
                                      Assistant Attorney General
                                      Environmental Protection Bureau
                                      The Capitol
                                      Albany, NY 12224
                                      (518) 474-8010


                                      _______________________
                                      RICHARD BLUMENTHAL
                                      ATTORNEY GENERAL OF CONNECTICUT
                                      P.O. Box 120
                                      55 Elm Street
                                      Hartford, CT 06141


                                      MICHAEL D. BEDRIN
                                      CHIEF COUNSEL
                                      Commonwealth of Pennsylvania
                                      Department of Environmental
                                      Protection 400 Market Street
                                      Harrisburg, PA 17105


                                      _______________________
                                      PETER C. HARVEY
                                      ATTORNEY GENERAL OF NEW JERSEY Richard
                                      J. Hughes Justice Complex
                                      25 Market Street,
                                      P.O. Box 093
                                      Trenton, New Jersey 08625-4503


cc:  Michael Leavitt, Administrator, U.S. EPA (by certified mail)
     U.S. Environmental Protection Agency
     Ariel Rios Building
     1200 Pennsylvania Ave., NW
     Washington DC 20460

     Donald S. Welsh (by certified mail)
     Regional Administrator
     U.S. Environmental Protection
     Agency Region III
     1650 Arch Street
     Philadelphia, PA 19103-2029.

     Governor Bob Wise (by certified mail)
     Governor, State of West Virginia
     Office  of the  Governor
     State  Capitol   Complex
     1900 Kanawha Blvd., E.
     Charleston, W. Va. 25305

     Stephanie R. Timmermeyer, Cabinet Secretary (by certified mail) West Virginia Division of Environmental Protection
     1356 Hansford Street
     Charleston, W.Va. 25301

     Governor Edward G. Rendell (by certified mail)
     Governor, Commonwealth of Pennsylvania
     225 Main Capitol Building
     Harrisburg, PA 17120

     Registered agent for Allegheny Energy Company, Inc. (sic)
       (by certified mail)
     1015 Center Street
     Pittsburgh, PA 15221-0000

     Registered agent for Allegheny Energy Company (sic) (by certified mail) 3012 Old Freeport Rd.
     Natrona Heights, PA 15065-0000

     Registered agent for Allegheny Energy Supply Company, LLC
       (by certified mail)
     4350 Northern Pike
     Monroeville, PA 15146-0000


cc:  Thomas Henderson, Esq. (by certified mail)
     Registered agent for Monongahela Power Company
     10435 Downsville Pike
     Hagerstown, MD 21740

     Registered agent for Monongahela Power Company (by certified mail) Hatfields Ferry Station
     PO Box 632
     Masontown, PA 15461